Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Parallel Petroleum Corporation

Midland, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-90296 and No. 333-112518) and Form S-8 (No. 33-57348, No. 333-34617 and No. 333-669380) of Parallel Petroleum Corporation of our report dated March 24, 2006, relating to the Statements of Revenues and Direct Operating Expenses of the Oil and Gas Properties Purchased from Lynx Production Company, Inc. and Nine Other Sellers for the years ended December 31, 2005 and 2004, which report appears in the Current Report on Form 8-K/A (Amendment No. 1) of Parallel Petroleum Corporation dated January 12, 2006.

/s/ BDO Seidman, LLP

Houston, Texas

March 30, 2006